December 12, 2008
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724

Re:	Registration Statement No. 333-152867; up to 28,130,455 shares of common stock, par value $0.01 per share, of Opnext, Inc.
Ladies and Gentlemen:
          We have acted as special counsel to Opnext, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of (1) up to 26,545,455 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”; and such shares, the “Merger Shares”), pursuant to that certain Agreement and Plan of Merger, dated as of July 9, 2008 (the “Merger Agreement”), by and among the Company, Omega Merger Sub 1, Inc., Omega Merger Sub 2, Inc., StrataLight Communications, Inc. (“StrataLight”) and Mark J. DeNino, as representative of the stockholders of StrataLight and (2) up to 1,585,000 shares of Common Stock (the “Option Shares” and, together with the Merger Shares, the “Shares”) pursuant to options to purchase shares of StrataLight capital stock under the StrataLight 2000 Stock Incentive Plan (the “Plan”), which Plan will be assumed by the Company and which options will be converted into options to purchase shares of Common Stock at the effective time of the merger of Omega Merger Sub 1, Inc. with and into StrataLight in accordance with the Merger Agreement. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2008 (Registration No. 333—152867) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.
          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares (a) the Registration Statement will have become effective under the Act, (b) the stockholders of Opnext will have approved the issuance of the Shares, (c) the stockholders of StrataLight will have approved the Merger Agreement and (d) the

December 12, 2008

transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and (ii) relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.
          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.	When the Merger Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable stockholders of StrataLight, and have been issued by the Company against payment therefor in the circumstances contemplated by the Merger Agreement and the Registration Statement, the issue and sale of the Merger Shares will have been duly authorized by all necessary corporate action of the Company, and the Merger Shares will be validly issued, fully paid and nonassessable.

2.	When the Option Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable option holder, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plan, the Merger Agreement and the Registration Statement, the issue and sale of the Option Shares will have been duly authorized by all necessary corporate action of the Company, and the Option Shares will be validly issued, fully paid and nonassessable.
          In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP